Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the inclusion in this Current Report on Form 8-K of National Commerce Corporation of our report dated February 13, 2018 relating to the consolidated financial statements of Landmark Bancshares, Inc. and subsidiary, included in this Current Report on Form 8-K.

/s/ Porter Keadle Moore, LLC

Atlanta, Georgia

January 7, 2019